Exhibit (a)(5)

FOR IMMEDIATE RELEASE

Armstrong Flooring Announces Commencement of Tender Offer to

Repurchase up to $50 Million of its Common Stock

Lancaster, PA. May 17, 2019 – Armstrong Flooring, Inc. (NYSE: AFI) (“Armstrong Flooring” or the “Company”) announced today the commencement of a modified “Dutch auction” self-tender offer to repurchase up to $50,000,000 in cash of shares of its common stock, at a price per share within the range of $11.70 to $10.20, less applicable withholding taxes and without interest. The NYSE closing price of Armstrong Flooring’s common stock on May 16, 2019 was $10.52 per share.

The tender offer will expire at the end of June 14, 2019 at 12:00 a.m., New York City time, unless the tender offer is extended or withdrawn by the Company. Tenders of shares must be made prior to the expiration of the tender offer and may be withdrawn at any time prior to the expiration of the tender offer, in each case in accordance with the procedures described in the tender offer materials that are being distributed to stockholders.

The Company believes that the modified “Dutch auction” tender offer mechanism is a prudent use of the Company’s financial resources and an efficient way to return capital to stockholders who wish to receive cash for all or a portion of their shares.

A modified “Dutch auction” self-tender offer allows stockholders to tender their shares pursuant to (i) auction tenders whereby stockholders indicate at what price within the Company’s specified range (in increments of $0.10 per share) they wish to tender or (ii) purchase price tenders whereby stockholders indicate they are willing to sell their shares to the Company at the purchase price determined in the tender offer. When the tender offer expires, the Company will determine the purchase price, which will be the lowest price per share within the Company’s specified range that will enable the Company to purchase the maximum number of shares properly tendered in the tender offer and not properly withdrawn having an aggregate purchase price not exceeding $50,000,000 (or, if the tender offer is not fully subscribed, all shares properly tendered and not properly withdrawn up to $50,000,000), taking into account the number of shares tendered pursuant to auction tenders and purchase price tenders and the prices specified by stockholders tendering shares pursuant to auction tenders.

All shares accepted for payment will be purchased at the same purchase price, regardless of whether they were tendered at a lower price. Upon the terms and subject to the conditions of the tender offer, stockholders will receive the purchase price in cash, less any applicable withholding taxes and without interest, for shares properly tendered (and not properly withdrawn) at prices equal to or less than the purchase price. If shares are tendered at prices at or below the purchase price with an aggregate purchase price of more than $50,000,000, tendering stockholders whose shares are tendered at or below the purchase price owning fewer than one hundred (100) shares, or “odd lot” holders, will have their shares purchased without proration and all other tendered shares will be purchased on a pro rata basis, subject to the conditional tender provisions described in the Offer to Purchase. The terms and conditions of the tender offer are set forth in an Offer to Purchase, Letter of Transmittal and related documentation that are being distributed to holders of the Company’s shares and have been filed with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders whose shares are purchased in the tender offer will be paid the purchase price net in cash, less applicable withholding taxes and without interest, promptly after the expiration of the tender offer. All shares tendered at prices above the purchase price will not be purchased and will be returned promptly after the expiration of the tender offer to the tendering stockholders. The tender offer will remain open for at least twenty (20) business days. The Company also reserves the right to purchase up to an additional 2% of its shares outstanding pursuant to and without amending or extending the tender offer.

Armstrong Flooring will use a portion of its cash and cash equivalents on hand to fund the repurchase of shares in the tender offer. The tender offer is not conditioned upon obtaining financing or any minimum number of shares being tendered; however, the tender offer is subject to a number of other terms and conditions, which are specified in the Offer to Purchase.

The Company’s directors and executive officers have informed us that they do not intend to tender into the Offer any Shares of which they, in their individual capacity, have or share the power to (i) vote or direct the voting or (ii) invest, dispose or direct the disposition.

Goldman Sachs & Co. LLC (the “Dealer Manager”) will serve as dealer manager for the tender offer. Innisfree M&A Incorporated (the “Information Agent”) will serve as information agent for the tender offer and American Stock Transfer & Trust Company, LLC (the “Depositary”) will serve as depositary for the tender offer. For more information about the tender offer, please contact Innisfree M&A Incorporated at 1-888-750-5834.

While the Company’s board of directors authorized the tender offer, it has not made and will not be making, and none of the Company, the Company’s affiliates or subsidiaries, the Dealer Manager, the Information Agent or the Depositary has made or is making, any recommendation to the Company’s stockholders as to whether to tender or refrain from tendering their shares or as to the price or prices at which stockholders may choose to tender their shares. Stockholders must make their own decision as to whether to tender their shares and, if so, how many shares to tender and the price or prices at which to tender them. Stockholders are urged to discuss their decision with their tax advisors, financial advisors and/or brokers.

The discussion of the tender offer contained in this press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares. The offer to purchase and the solicitation of the Company’s shares are made only pursuant to the Offer to Purchase, the related Letter of Transmittal, and other related materials mailed or otherwise delivered to stockholders. Stockholders should read those materials and the documents incorporated therein by reference carefully when they become available because they will contain important information, including the terms and conditions of the tender offer. The Company will file a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) with the SEC. The Tender Offer Statement, including the Offer to Purchase, the related Letter of Transmittal and other related materials, will also be available to stockholders at no charge on the SEC’s website at www.sec.gov or from the information agent for the tender offer, Innisfree M&A Incorporated. Stockholders are urged to read those materials carefully prior to making any decisions with respect to the tender offer.

ABOUT ARMSTRONG FLOORING

Armstrong Flooring, Inc. is a global leader in the design and manufacture of innovative flooring solutions. Headquartered in Lancaster, Pennsylvania, Armstrong Flooring is North America’s largest producer of resilient flooring products. The company safely and responsibly operates 8 manufacturing facilities globally, working to provide the highest levels of service, quality and innovation to ensure it remains as strong and vital as its 150-year heritage. For additional information, please visit www.armstrongflooring.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Disclosures in this release, including without limitation, statements as to the amount, timing and manner of the Company’s self-tender offer, and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in our reports filed with the SEC. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

INVESTOR & MEDIA RELATIONS CONTACT

Investors:

Douglas Bingham

SVP, Chief Financial Officer

717-672-9300

IR@armstrongflooring.com

Media:

Steve Trapnell

Corporate Communications Manager

717-672-7218

aficorporatecommunications@armstrongflooring.com

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